Exhibit 23.5

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Safety, Income and Growth, Inc. on Form S-11, Amendment #3 (File No. 333-217224) of our report dated June 7, 2017, with respect to our audit of the Combined Statement of Revenue of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard for the year ended December 31, 2016, which report appears in the Prospectus, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ MARCUM LLP

New York, NY
June 14, 2017